ASSET PURCHASE AND SALE AGREEMENT

         This Asset Purchase and Sale Agreement (the "Agreement") is made on the 31st day of May, 2002, by and among FRONTLINE COMMUNICATIONS, L.L.C., a Florida limited liability company, formerly known as Medilink International Corp.
(the "Company"), CLARENCE P. FOSTER,JR.("Foster"), PRIME MEDICAL SERVICES, INC., a Delaware corporation ("Parent"), and PRIME KIDNEY STONE TREATMENT, INC., a New Jersey corporation ("Purchaser"). Foster and the Company are sometimes collectively referred to as "Seller" or "Sellers" in this Agreement.

                                    RECITALS
                                    --------

         A. The Company is engaged in the design, manufacturing, sale, repair, maintenance and refurbishing of specialty transport vehicles for the broadcast and communications industry (hereinafter referred to as the "Business");

         B. The Company desires to sell to Purchaser, and Purchaser desires to purchase from the Company, the Business and all of the Company's tangible and intangible assets, as a going concern, and to assume certain of the liabilities of the Company as specified herein, subject to and in accordance with the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Unless otherwise provided herein, the following terms used in this Agreement shall have the meanings set forth below:

         "Affiliate" shall mean, with respect to a specified person, a person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified person, and also includes any stockholder, member, officer, manager or director of such person.

         "Agreement" shall mean this Agreement, including the Schedules and Exhibits hereto, as same may be amended from time to time.

         "Allocation Schedule" shall have the meaning set forth in Section 3.2.

         "Assumed Liabilities" shall have the meaning set forth in
Section 2.2(a).

         "Books and Records" shall have the meaning set forth in Section 2.1(k).

         "Business" shall have the meaning set forth in Recital A.

         "Business Day" means a day of the year on which banks are not required or authorized to be closed in the State of New York.

         "Closing" shall have the meaning set forth in Section 6.1.

         "Closing Balance Sheet" shall mean the balance sheet of the Company dated as of the Closing Date.

         "Closing Date" shall have the meaning set forth in Section 6.1.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Commission" shall have the meaning set forth in Section 9.5.

         "Company" shall have the meaning set forth on the first page hereof.

         "Contracts" shall have the meaning set forth in Section 2.1(c).

         "Damages" shall have the meaning set forth in Section 8.2(a).

         "Employee Benefit Plan" shall have the meaning set forth in
Section 4.18.

         "Employees" shall have the meaning set forth in Section 4.17.

         "Encumbrances" shall mean any mortgages, liens, pledges, security interests, leases, options or rights in third persons to acquire or lease, charges, adverse interests, judgments, claims, encumbrances, restrictions or defects of any nature whatsoever.

         "Environmental Laws" shall mean the Resource Conservation Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Clean Air Act, the Clean Water Act, and other similar federal and state laws, as amended and currently in effect, together with all regulations issued or promulgated thereunder, and all other Laws relating to pollution, the protection of the environment or the health and safety of workers or the general public.

         "Equipment" shall have the meaning set forth in Section 2.1(d).

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, together with all regulations issued or promulgated thereunder, and all other Laws relating to the employment and compensation of employees.

         "ERISA Affiliate" shall have the meaning set forth in Section 4.18(a).

         "Excluded Cash" shall mean cash withdrawn from the Company by Foster up to the Closing Date in the amount of Five Million One Hundred Thousand and No/100 Dollars ($5,100,000).

         "Excluded Liabilities" shall have the meaning set forth in Section 2.2(b).

         "Financial Statements" shall have the meaning set forth in Section
4.13.

         "Foster" shall have the meaning set forth on the first page hereof.

         "Governmental Authority" shall mean any public body, governmental, administrative or regulatory authority, agency, instrumentality or commission, including courts of competent jurisdiction and arbitral tribunals, whether Federal, state, local or foreign.

         "Hazardous Substance" shall mean any hazardous substance, hazardous or toxic waste, hazardous material, pollutant, or contaminant, as those or similar terms are used in the Environmental Laws, and includes without limitation, friable asbestos, and asbestos-related products, chlorofluorocarbons, oils or petroleum-derived compounds, polychlorinated biphenyls, pesticides, and radon.

         "Holdback Amount" shall have the meaning set forth in Section
3.1(b)(iv).

         "Holdback Period" shall mean the three-month period beginning on the Closing Date.

         "Indemnified Party" shall have the meaning set forth in Section 8.4.

         "Indemnifying Party" shall have the meaning set forth in Section 8.4.

         "Insurance Policies" shall have the meaning set forth in Section 4.23.

         "Intangible Rights" shall have the meaning set forth in Section 2.1(f).

         "Interim Balance Sheet" shall mean the balance sheet contained in the Interim Financial Statements.

         "Interim Balance Sheet Date" shall mean March 31, 2002.

         "Interim Financial Statements" shall have the meaning set forth in
Section 4.13.

         "Inventory" shall have the meaning set forth in Section 2.1(h).

         "Laws" shall mean any statutes, ordinances, rules, regulations, orders or other laws of any Governmental Authority.

         "Leased Real Property" shall have the meaning set forth in Section 2.1(a).

         "Line of Credit" shall mean the Company's existing working capital line of credit with United Bank and Trust Company.

         "Market Value" shall mean the average closing price for the ten (10) trading days ending on the trading date that is in advance of and closest to, but not less than five (5) calendar days prior to the Closing Date.

         "Material Contracts" shall have the meaning set forth in Section 4.6.

         "Material Permits" shall have the meaning set forth in Section 4.21.

         "Minimum Acceptable NAV" shall mean a Net Asset Value of no less than One Hundred Thousand and No/100 Dollars ($100,000).

         "Minimum Amount" shall have the meaning set forth in Section 8.2(b).

         "Multiemployer Plan" shall have the meaning set forth in Section
4.18(a).

         "Net Asset Value" or "NAV" shall mean the excess of the value of Purchased Assets (excluding goodwill) as reflected on the Closing Balance Sheet over the value of Assumed Liabilities as reflected on the Closing Balance Sheet. Solely for purposes of this definition, Purchased Assets shall be considered equal to total assets on the Closing Balance Sheet.

         "Orders" shall mean any orders, writs, injunctions, judgments, decrees or awards of any Governmental Authority.

         "Parent" shall have the meaning set forth on the first page hereof.

         "Parent Stock" shall mean the common stock, par value $0.01, of Parent.

         "Permits" shall have the meaning set forth in Section 2.1(e).

         "Permitted Encumbrances" shall have the meaning set forth in Section
4.4.

         "Personal Items" shall mean the certain antique furniture located in Foster's office, including a roll top desk and library tables, two chairs and bookshelf, all of which were paid for and are owned separately by Foster and have never been on the Company's books, and two computers used by Foster in his office which contain personal information.

         "Policy" shall have the meaning set forth in Section 9.7.

         "Premises" shall mean the parcel of real property described on Schedule 1, together with all buildings, fixtures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto.

         "Property Lease" shall have the meaning set forth in Section 4.10(a).

         "Purchaser" shall have the meaning set forth on the first page hereof.

         "Purchase Price" shall have the meaning set forth in Section 3.1(a).

         "Purchased Assets" shall have the meaning set forth in Section 2.1.

         "Purchaser Indemnified Parties" shall have the meaning set forth in
Section 8.2(a).

         "Real Property" shall mean the Leased Real Property.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Seller" shall have the meaning set forth on the first page hereof.

         "Seller Indemnified Parties" shall have the meaning set forth in
Section 8.3(a).

         "Taxes" shall have the meaning set forth in Section 4.16.

         "Trade Name" shall have the meaning set forth in Section 2.1(g).

         "Unaudited Financial Statements" shall have the meaning set forth in
Section 4.13.

         "WARN Act" shall have the meaning set forth in Section 4.17(c).

         "Warranties" shall have the meaning set forth in Section 2.1(j).

                                   ARTICLE II
                      PURCHASE AND SALE OF SELLER'S ASSETS

         2.1 Purchased Assets. Subject to the terms and conditions set forth herein, on the Closing Date, the Company shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, receive and accept from the Company, as they exist on the Closing Date, the Business and goodwill of the Company and all of the assets, rights and properties owned by, leased to or otherwise used or usable by the Company in the operation of the Business, wherever located, whether tangible or intangible, real, personal or mixed, other than Excluded Cash (the "Purchased Assets"), it being understood that, with the exception of the Premises, Excluded Cash and Personal Items, the Purchased Assets include, all of the assets, rights and properties of the Company necessary for the conduct by Purchaser of the Business as a going concern in the manner in which it is now conducted by the Company. In addition, Purchaser shall assume and accept certain liabilities of the Company in accordance with Section
2.2. Without limiting the generality of the foregoing, the Purchased Assets shall include:

               (a) Leased Real Property. All leasehold interests of the Company, as lessee, in the parcels of real property described on Schedule 2.1(a), together will all rights, title and interest of the Company in and to any leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith (the "Leased Real Property");

               (b) Contracts. All of the Company's and (to the extent related to or materially relied on for the conduct of Business prior to the Closing) Foster's right, title and interest in and to all existing contracts, agreements and commitments, written or oral, to which such person (or any of its predecessors) is a party or a beneficiary, including, without limitation, all existing contracts for the purchase of raw materials, merchandise, supplies, other materials or personal property with any supplier or for the furnishing of services to such person, all existing contracts for the sale of merchandise or for the furnishing of services by such person, all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing, consulting or advertising contracts, billing and collection agreements, service agreements, management agreements, acquisition agreements, real property leases, personal property leases, motor vehicle leases, license agreements, employment and sales agency agreements, and all other contracts or agreements necessary to carry on the Business as currently conducted by Seller, including, without limitation, those listed on Schedule 4.6 and Schedule 4.10(a) hereto, but excluding all liabilities and obligations under such contracts, agreements and commitments except as provided in Section 2.2(a) (collectively, the "Contracts");

               (c) Equipment. All automobiles and trucks, including forklift trucks, and all mechanical and electrical tools, machinery, handheld electronic devices, warehousing equipment and shelving, furniture and fixtures, office equipment, computers, software and related equipment, tools, maintenance and repair equipment, parts, accessories, miscellaneous inventories and other items of tangible personal property, whether on or off the books of the Company, owned by, leased to or otherwise used or usable in connection with the Business, including, without limitation, those listed on Schedule 4.7 hereto (the "Equipment");

               (d) Permits. All licenses, certificates, permits, franchises, registrations and authorizations of any Governmental Authority, and all manufacturer permits, qualifications, certifications and licenses, which are held by the Company (and Foster to the extent related to or materially relied on for the conduct of Business prior to the Closing) and required, used or usable, in connection with, or otherwise related to, the Business or the Purchased Assets, including, without limitation, those listed on Schedule 4.21 hereto (the "Permits");

               (e) Intangible Rights. All of the Company's (and Foster to the extent related to or materially relied on for the conduct of Business prior to the Closing) right, title and interest in and to all trademarks, trademark applications, service marks, trade names, domain names, copyrights, patents and patent applications, including all Federal and state registrations thereof, and all technology, trade secrets, product designs, software programs, inventions, methods, processes, systems, know how, customer and supplier lists, pricing policies, market plans, business and development plans and other intangible rights in existence on the Closing Date, that are used or usable in connection with, or otherwise related to, the Business, including, without limitation, those listed on Schedule 4.5 hereto (the "Intangible Rights");

               (f) Trade Name. Without limiting the generality of subsection
(e) of this Section 2.1, all of the Company's and Foster's right, title and interest, if any, in and to the trade name "Frontline Communications, L.L.C.," any names or phrases similar to the foregoing, and all registrations of the foregoing, if any (the "Trade Name");

               (g) Inventory. All of the Company's inventory of raw materials (including packaging), work-in-process, and finished goods, wherever located, as existing on the Closing Date, including, without limitation, the inventory listed on Schedule 4.8 hereto (the "Inventory");

               (h) Prepaid Expenses. All prepaid expenses, deposits, charges, sums and fees in respect of the Business or any of the Purchased Assets, including, without limitation, those listed on Schedule 4.9;

               (i) Warranties, Etc. All of the Company's rights under manufacturers' and vendors' warranties, and all similar rights against third parties, relating to items included in the Purchased Assets, to the full extent such rights are transferable (the "Warranties");

               (j) Books and Records. Originals or, where not available, copies, of all contracts, leases and other agreements which relate to or are a part of the Purchased Assets, accounting and financial information, customer and supplier lists, customer files and account histories, payroll and personnel records, plans, procedures and all other books, records and papers of the Company relating to the conduct or operation of the Business and the Purchased Assets ("Books and Records"); and

               (k) Accounts Receivable. All of the Company's and (to the extent related to the Business) Foster's accounts receivable and other amounts due from third parties, including, without limitation, the accounts receivable listed on Schedule 4.9; and

               (l) Cash and Cash Equivalents. All of the Company's cash on hand (which excludes the Excluded Cash), deposit accounts and cash equivalents.

         2.2 Assumption of Liabilities. (a) At the Closing and except as otherwise provided in Section 2.2(b), Purchaser shall assume and agree to pay, discharge or perform, as appropriate, the Company's (i) current liabilities on open account owed to unrelated third parties and incurred in the ordinary course of business consistent with past practices, (ii) product warranty obligations in an amount not exceeding $50,000 (after netting any vendor reimbursements) that arose in the ordinary course of business consistent with past practices, and
(iii) other liabilities and obligations of the Company specifically listed by payee and amount on Schedule 2.2(a) hereto (the "Assumed Liabilities"). Despite any contrary language contained in Schedule 2.2(a), the parties acknowledge and agree that Purchaser does not assume any obligation or liability of any nature under any Contract acquired by Purchaser pursuant to Section 2.1 unless such Contract is specifically listed on Schedule 2.2(a), and with respect to such assumed Contracts, Purchaser will only be assuming obligations thereunder which are executory in nature and accrue after the Effective Time, but will have no responsibility whatsoever for any breaches or defaults which occurred prior to the Closing Date, or for executory or other obligations which accrued or arose prior to the Effective Time, other than fixed amounts that may be specifically calculated by Purchaser at Closing up to a total aggregate amount not exceeding $100,000.

               (b) Notwithstanding the foregoing, Purchaser shall not assume and shall not be liable for, and the Assumed Liabilities shall not include, the following liabilities of Seller (the "Excluded Liabilities"):

               (i)  the expenses of Seller described in Sections 10.12 and
               10.13 hereof;

               (ii) any obligations that arise under any guaranty or surety arrangement made by any Seller, all of which are set forth on
               Schedule 2.2(b)(ii) hereto;

               (iii) any debts, liabilities or obligations set forth on
               Schedule 2.2(b)(iii); and

               (iv) any debts, liabilities or obligations, known or unknown, contingent or liquidated or otherwise, not specifically described in Section 2.2(a).

                                   ARTICLE III
                  PAYMENT OF PURCHASE PRICE/ESCROW ARRANGEMENTS

         3.1 Purchase Price. (a) The price for the Business and the Purchased Assets (the "Purchase Price") shall be (i) Twelve Million Seven Hundred Seventy-Seven Thousand Five Hundred Thirty-Six and 11/100 Dollars ($12,777,536.11) and (ii) assumption of the Assumed Liabilities.

               (b) The Purchase Price shall be tendered by Purchaser to the Company, or its designees, as follows:

               (i) At the Closing, Two Million Two Thousand Five Hundred Thirty-Six and 11/100 Dollars ($2,002,536.11), by wire transfer to Independent Bankers Bank for application to the Line of Credit.

               (ii) At the Closing, Seven Million Five Hundred Eighty One Thousand Two Hundred Fifty and No/100 Dollars ($7,581,250), by wire transfer to an account designated in writing by the Company.

               (iii) At the Closing, a certificate representing Parent Stock with a Market Value of Two Million Six Hundred Ninety Three Thousand Seven Hundred Fifty and No/100 Dollars ($2,693,750).

               (iv) Upon expiration of the Holdback Period, Five Hundred Thousand and No/100 Dollars ($500,000) of the Purchase Price (the "Holdback Amount") minus all set-offs, reductions and reserves pursuant to Section 9.6, by wire transfer to a separate, earmarked account set up by Purchaser requiring the signatures of both Foster and Purchaser for withdrawal.

         3.2 Allocation of Purchase Price. The Purchase Price shall be allocated to the Purchased Assets in accordance with the allocation schedule ("Allocation Schedule") to be mutually agreed upon by Seller and Purchaser prior to Closing. Each of Purchaser and Seller agrees (i) to file Internal Revenue Service Form 8594, and all federal, state, local and foreign tax returns, in accordance with the Allocation Schedule, (ii) to provide the other promptly with any other information required to complete Form 8594 and with a copy of such form after it is filed and (iii) not to take a position for financial reporting or tax purposes (including before any Governmental Authority charged with the collection of any tax, or in any judicial hearing) that is inconsistent with the Allocation Schedule.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Each Seller, jointly and severally, hereby represents and warrants to Purchaser, as of the Closing Date, as follows (for purposes of this Article IV, all references to "Seller" shall include a separate reference to each of the Company and Foster):

         4.1 Organization; Standing; Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite limited liability company power and authority to own its properties and assets and to carry on its business in the manner now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing as a foreign limited liability company in the jurisdictions listed on
Schedule 4.1. hereto, which are the only jurisdictions in which the character of the property owned or the nature of the business transacted by it makes such qualification necessary. Foster owns all of the authorized, issued and outstanding Company membership interests free and clear of all liens.

         4.2 Authority Relative to this Agreement. The Company has full limited liability company power and authority, and Foster has all requisite power and authority, to execute and deliver this Agreement and the documents and instruments to be executed and delivered by it or him pursuant hereto and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the documents and instruments to be executed and delivered by the Company pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by managers and members of the Company, do not require any further limited liability company proceedings on the part of the Company, and do not and will not violate or conflict with the Articles of Organization, Limited Liability Company Operating Agreement or other charter documents applicable to the Company. This Agreement and the documents and instruments to be executed and delivered by Seller pursuant hereto have been and will be duly and validly executed and delivered by Seller and this Agreement and the documents and instruments to be executed and delivered by it pursuant hereto constitute valid and binding agreements of Seller, enforceable against Seller in accordance with their terms, except to the extent to which such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights. The Company has provided access to Purchaser prior to the Closing accurate and complete copies of all of its books and records, minutes of meetings, consents, resolutions and other documentation related to limited liability company governance. There are no material limited liability company actions that have been taken by Seller that are not reflected in such documentation.

         4.3   Consents and Approvals; No Violations. Except as set forth on
Schedule 4.3 hereto, the execution and delivery by Seller of this Agreement and the other documents and instruments to be executed and delivered by them pursuant hereto, and the consummation of the transactions contemplated hereby and thereby, either individually or in the aggregate, will not (i) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, amendment, acceleration, cancellation, suspension, impairment, forfeiture or nonrenewal under, any of the terms, conditions or provisions of any of the Material Contracts, Intangible Rights, Permits, Warranties, or any other agreement, instrument or obligation by which Seller or any of the Purchased Assets may be bound or affected or result in the imposition of any Encumbrance on the Purchased Assets, or (iii) result in a violation of any Law or any Order of any Governmental Authority by which Seller or any of the Purchased Assets is bound.

         4.4 Ownership and Use of Purchased Assets. Seller has, and at the Closing shall transfer to Purchaser, good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances, other than Encumbrances set forth on Schedule 4.4 (the "Permitted Encumbrances"). The Purchased Assets comprise all of the assets, rights and properties (whether tangible or intangible, real, personal or mixed) necessary for the conduct by Purchaser of the Business as a going concern in the manner in which it is now conducted by Seller. Seller represents that total assets on the Closing Balance Sheet reflects only the Purchased Assets plus certain personal computer equipment included in Personal Items.

         4.5 Intangible Rights. Attached hereto as Schedule 4.5 is a true and complete list of all trademarks, trademark applications, service marks, trade names, domain names, copyrights, patents and patent applications, including all Federal and state registrations thereof, and all technology, trade secrets, product designs, software programs, inventions, methods, processes, systems, know how, customer and supplier lists, pricing policies, market plans, business and development plans and other intangible rights used or usable in connection with the Business and which are owned by or licensed to Seller (with an indication as to whether Seller is a licensor or licensee in respect thereof, if applicable). Except as disclosed on Schedule 4.5 hereto, (i) Seller is the sole and exclusive owner or licensee of the Intangible Rights and has the sole and exclusive right to use the Intangible Rights in the same manner in which it has been or is now using them, (ii) there are no claims, demands or proceedings pending or, to the best knowledge of Seller (which for purposes of this Agreement shall mean with respect to the Company the actual knowledge of any officer of the Company, after due inquiry), threatened, that pertain to or challenge the right of Seller to own or use the Intangible Rights, (iii) Seller has not granted any licenses or other rights, and has no obligation to grant any licenses or other rights, with respect to the Intangible Rights, (iv) Seller has not sold, and has no obligation to sell, any of the Intangible Rights or any other intangible property or rights previously owned by Seller, and (v) to the best knowledge of Seller, the Intangible Rights are not being infringed upon by any other person. Except as disclosed on Schedule 4.5 hereto, the operation of the Business, and the use of any of the Intangible Rights in connection with the Business, does not violate any license or agreement with any third party or, to the best knowledge of Seller, infringe any rights of any third party.

         4.6 Contracts. Schedule 4.6 lists each of the following true and complete copies of the Company's and (to the extent related to or materially relied on for the conduct of Business prior to the Closing) Foster's existing Contracts (such Contracts, together with the Property Lease described in Schedule 4.10(a), being hereinafter referred to as "Material Contracts"), true and complete copies of which Seller has made available to Purchaser including:

               (i) all existing contracts for the purchase of raw materials, merchandise, supplies, other materials or personal property with any supplier or manufacturer or for the furnishing of services to the Company which involve an aggregate payment or commitment per contract on the part of the Company of more than $5,000 per year or in any given year;

               (ii) all existing contracts for the sale of merchandise or for the furnishing of services by the Company which involve an aggregate payment or commitment per contract on the part of the counterparty or counterparties thereto of more than $25,000 per year or in any given year;

               (iii) all existing broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing, consulting or advertising contracts involving an aggregate payment or commitment per contract on the part of the Company of more than $5,000 per year or in any given year;

               (iv) all existing indentures, mortgages, notes, loan or credit agreements, assignments or rents and leases or other contracts or obligations relating to the borrowing of money or to the direct or indirect guaranty or assumption of obligations of others, except those which relate exclusively to Excluded Liabilities;

               (v) all contracts or agreements that limit the ability of the Company to compete in any line of business or with any person or entity in any geographic area or during any period of time;

               (vi) all existing contracts or agreements with any supplier or vendor of the Company that provide for favorable pricing, discounts, rebates, warranties or other terms of sale;

              (vii) all existing contracts or agreements with any party that create or purport to create any lien, claim or encumbrance of any nature on any Purchased Asset; and

              (viii) all other existing contracts (excluding the Property Lease listed in Schedule 4.10(a)) to which the Company is a party, made other than in the ordinary course of business, or reasonably incurred in furtherance thereof, except those that relate exclusively to Excluded Liabilities.

         Except as disclosed on Schedule 4.6, each of the Material Contracts, and each right and benefit thereunder, (i) is transferable to Purchaser without the consent, waiver or approval of, or notice to, the counterparty thereto, (ii) is in full force and effect, has not been assigned, modified, supplemented or amended, and constitutes the entire agreement between the parties thereto with respect to the subject matter thereof, and (iii) neither Seller nor the counterparty to any Material Contract is in default thereunder, nor to the best knowledge of Seller, is there any fact or state of facts with respect to any Material Contract which upon notice, passage of time, or both, would give rise to a default thereunder.

         4.7 Equipment. Schedule 4.7 hereto contains a true and complete list of each item of Equipment having an original cost or purchase price of $500 or more. For each such item of Equipment, Schedule 4.7 also sets forth the date of acquisition and the depreciated value as of the Interim Balance Sheet Date. Each item of Equipment is in a state of working order and repair sufficient for the conduct of normal operation of the Business without the necessity of any known capital expenditure or repair.

         4.8 Inventory. Schedule 4.8 hereto sets forth a list of all of the Company's inventory of raw materials (including packaging), work-in-process, and finished goods, wherever located, as existing on the Closing Date. The Inventory shown on the Closing Balance Sheet consists of and will consist of raw materials, work in process, and finished goods, of a quality usable or salable in the normal course of the Business, except for any which has been written off or written down to realizable value on the Closing Balance Sheet. The valuation at which the Inventory is carried reflects the Company's normal inventory valuation policy of stating inventory at the lower of cost (first-in-first-out-method) or market. Seller has provided Purchaser on, or prior to the Closing with all existing purchase orders or sales contracts between the Company and any of its customers, including for each a detail of all deposits and payments related to such order or contract, and any rebates, discounts or other material terms or conditions not clearly reflected in such order or contract.

         4.9 Accounts Receivable; Prepaid Expenses. Schedule 4.9 sets forth a list of accounts receivable, including amounts and the dates on which each amount originated, as well as any disagreements, disputes or refusals to pay. Such accounts receivable result from bona fide sales made by the Company in the ordinary course of business. Schedule 4.9 hereto also sets forth all prepaid expenses, deposits, charges, sums and fees in respect of the Business or any of the Purchased Assets. Seller agrees that Purchaser has permission to contact any persons listed on Schedule 4.9, to verify the information set forth therein.

         4.10  Real Property.

               (a) Leased Real Property. Except as otherwise provided on
Schedule 4.10(a), the Company is not a lessor or lessee of any real property.

               (b) Zoning and Building Codes. To the best of Seller's knowledge, the current uses of existing structures located on the Leased Real Property are in compliance with all applicable zoning and other land use requirements including building codes and no Laws prohibit or interfere with the current use of any of the Leased Real Property. Seller, to the extent required by any Law, is in possession of all certificates of occupancy with respect to all of the Leased Real Property issued by the appropriate municipal authorities.
Schedule 4.10(b) sets forth all Certificates of Occupancy that are possessed (or required and currently not possessed) by Seller.

               (c) Utility Services. Water, electric, gas and sewer utility services and septic tank and storm drainage facilities currently available to each site included in the Leased Real Property are adequate for the present use thereof by Seller in conducting the Business, and are not being misappropriated by Seller but rather are being supplied to Seller by utility companies or municipalities pursuant to valid and enforceable contracts, and to the best of Seller's knowledge, there is no condition which will result in the termination of the present access for the Leased Real Property to such utility services and other facilities.

               (d) Eminent Domain. Seller has not received any notice with respect to the exercise of the power of eminent domain, any condemnation or taking as to all or any portion of the Leased Real Property. No Governmental Authority having the power of eminent domain over all or any part of the Leased Real Property has commenced or, to the best knowledge of Seller, intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Leased Real Property.

         4.11 Subsidiaries. The Company does not own or control, directly or indirectly, and the Purchased Assets do not include, any interest in any other corporation, association, or other business entity, nor is the Company a participant in any joint venture, partnership, or similar arrangement.

         4.12 Net Assets. The Net Asset Value on the Closing Date is in excess of One Hundred Thousand and No/100 Dollars ($100,000).

         4.13 Financial Statements. Schedule 4.13 hereto contains true and complete copies of the Company's (a) unaudited balance sheet and statements of income, retained earnings and cash flow as of and for the fiscal years ended December 31, 2000 and 2001 (the "Unaudited Financial Statements"), (b) the unaudited balance sheet and statements of income, retained earnings and cash flow as of and for the three-month period ended on the Interim Balance Sheet Date (the "Interim Financial Statements"), and (c) the projected Closing Balance Sheet (the Unaudited Financial Statements, the Interim Financial Statements and the projected Closing Balance Sheet are collectively referred to as the "Financial Statements"). Prior to the Closing, Seller has provided Purchaser with the monthly unaudited balance sheets and income statements for each full calendar month since January 1, 2000. The Financial Statements have been prepared in accordance with accrual-basis accounting, consistently applied throughout the periods covered therein (except as noted therein) and fairly present (i) the financial condition and results of operations of the Business in all respects, and (ii) the assets, liabilities, income and expenses of the Company, as of the dates and for the periods indicated therein, subject, in the case of the Interim Financial Statements and the Closing Balance Sheet, to normal year-end adjustments, but are not CPA reviewed or in accordance with Generally Accepted Accounting Principles.

         4.14 Absence of Undisclosed Liabilities. Except as and to the extent reflected on or reserved for in the Closing Balance Sheet or in Schedule 4.14 hereto and except for current liabilities on open account owed to unrelated third parties and incurred by the Company in the ordinary course of business consistent with past practices since December 31, 2001, Seller has no debts, liabilities or obligations of any nature or kind, known or unknown, secured or unsecured (whether absolute, accrued, contingent or otherwise), and whether due or to become due, of a nature required to be set forth on, or disclosed in the footnotes to, a balance sheet prepared in accordance with accrual-basis accounting, consistently applied throughout the periods covered therein.

         4.15  Absence of Changes or Events. Except as described in
Schedule 4.15 hereto, since December 31, 2001, there has not occurred any event or condition which has or may be expected to have a material adverse effect on the properties, assets, liabilities (whether absolute, contingent, accrued or otherwise), condition (financial or otherwise), results of operations, business or prospects of the Business, and, without limiting the generality of the foregoing, the Company has not: (a) incurred any obligation or liability, secured or unsecured (whether absolute, accrued, contingent, or otherwise), and whether due or to become due, except current liabilities on open account owed to unrelated third parties and incurred in the ordinary course of business consistent with past practices; (b) discharged or satisfied any lien or encumbrance, or paid any material obligation or liability, except current liabilities becoming due in the ordinary course of business; (c) except for distribution of Excluded Cash, declared or made any payment or other distribution to equity holders with respect to the (i) membership interests of the Company or (ii) capital stock of Medilink International Corp., predecessor to the Company, purchased or redeemed any of their securities or agreed to do so or entered into any contract, agreement or understanding with any officers or managers; (d) mortgaged, pledged, or subjected to lien, charge, security interest or other Encumbrance any of the Purchased Assets; (e) terminated or discontinued any business operation associated with the Business, or sold, transferred, licensed or otherwise disposed of any of the Purchased Assets; (f) cancelled or compromised any debt or claim, or waived or released any right of value; (g) increased the compensation of, entered into any employment arrangement or agreement (including any equity incentive arrangement) with, hired, or awarded or paid any bonus to, any director, officer, employee, agent or other individual; (h) terminated or failed to renew or received any notice of termination, suspension, limitation, revocation, impairment, forfeiture or nonrenewal of any Material Contract, Permit or Intangible Right; (i) suffered any material damage, destruction or loss (whether or not covered by insurance) adversely affecting any of the Purchased Assets, or suffered any taking or seizure of any of the Purchased Assets by condemnation or eminent domain; (j) acquired any capital stock or other securities of any corporation or any interest in any business enterprise, or otherwise made any loan or advance to or investment in any person, firm or corporation; (k) made any capital expenditures exceeding $1,000; (l) instituted, settled or agreed to settle any litigation, action or proceeding before any Governmental Authority affecting its financial condition, its property or its business operations; (m) made any change in accounting principles or methods, or in the manner of keeping books, accounts and records of the Company; (n) except for Inventory acquired or to be acquired in the ordinary course of business consistent with past practices, acquired or made any agreement or commitment to acquire new or additional assets; (o) entered into any transaction other than in the ordinary course of business, or reasonably incurred in furtherance thereof; or (p) entered into any agreement or made any commitment to do any of the things described in the preceding subsections (a) through (o) of this Section 4.15. For purposes of this Agreement, whenever there are references to "material" or "materially" with respect to any fact or matter, an economic impact exceeding $15,000 is deemed to be material.

         4.16 Taxes. Except as set forth in Schedule 4.16, Seller has completed and filed all required tax returns of any nature whatsoever, including, but not limited to, all income, payroll, withholding and excise tax returns, and all appropriate foreign, federal and state and local income, sales, excise, payroll, value added, import duties, use, withholding, franchise and real and personal property tax returns, and corresponding returns under the laws of any jurisdiction (both in the U.S. and foreign), which are required to be filed by it, and no extensions of time to file any such returns are in effect. Seller has paid all income, payroll, withholding, sales, excise, value added, import duties, use, franchise and real and personal property taxes as shown on said returns, and all assessments, additions to tax, penalties and interest of which notice has been received by them (collectively, "Taxes"), to the extent such amounts have become due. Such returns reflect all Taxes due and payable with respect to the periods covered thereby, and there are no Tax liabilities, interest or penalties payable with respect to such periods which have not been reflected as liabilities in the Financial Statements. Seller has paid all Taxes which would not require the filing of returns and which are required to be paid by it. To the extent any Taxes and any subsequent Tax liabilities have been accrued but have not been paid, they have been adequately reflected as liabilities on the Seller's books and, where appropriate, in the Financial Statements. Except as so reflected and provided for, no Tax liabilities, disallowances, or assessments have been assessed or proposed which remain unpaid and, to the best knowledge of Seller, no fact or state of facts exists or has existed which would constitute the grounds for the assessment of any Tax liability other than so reflected and provided for. Except as set forth in
Schedule 4.16, no examinations of the Federal, state or other tax returns, forms or information of Seller are currently in progress or, to the best knowledge of Seller, are threatened. Seller has not given any waiver or extension of any period of limitation governing the time of assessment or collection of any Tax for any year which is still open for assessment or remains in effect.

         4.17 Employees. (a) Attached hereto as Schedule 4.17 is a true and complete list of the names and current salary rates of all present officers and employees of the Company (the "Employees"), together with a summary showing (i) the salaries, bonuses, additional compensation or other like benefits, if any, paid or payable to the Employees for the fiscal year ended December 31, 2001 and for the three-month period ended on the Interim Balance Sheet Date, and (ii) the amount of such benefits being accrued for the Employees for the current fiscal year. As of the Closing Date, no Employee is entitled to acquire any ownership interests in the Company pursuant to any option agreement, warrant agreement or other stock right.

               (b) Except as set forth on Schedule 4.17, the Company is not a party to or bound by (i) any collective bargaining agreement or contract with any labor union relating to any Employee or former employee of the Company, (ii) any employment, termination or severance agreement, (iii) any agreement with any officer or other employee of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee extending for a period of one year or longer or (C) providing severance benefits or other benefits after the termination of employment of such officer or employee not comparable to benefits available to employees generally, (iv) any agreement, plan or arrangement under which any person may receive payments that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code or (v) any agreement or plan, including any stock option plan or stock purchase plan, any of the benefits of which will be increased, or the vesting or other realization of the benefits of which will be accelerated, by the occurrence of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of the transactions contemplated by this Agreement.

               (c) Since the enactment of the Worker Adjustment Retraining Act of 1988 (the "WARN Act"), the Company has not effectuated (i) a "plant closing" (as defined in the WARN Act or any equivalent state or local statute) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company; (ii) a "mass layoff" (as defined in the WARN Act or any equivalent state or local statute) affecting any site of employment or facility of the Company except after having complied fully with the notice and other requirements of the WARN Act; or (iii) an "employment loss" (as defined in the WARN Act or any equivalent state or local statute).

         4.18 Employee Benefit Plans. (a) Schedule 4.18 hereto sets forth a true and complete list of (i) each existing compensation, benefit, bonus, deferred compensation, incentive compensation, stock purchase, stock option, employment, consulting, severance or termination pay, group insurance, death benefit, cafeteria, dependent care, hospitalization or other medical, life, supplemental unemployment benefits, vacation pay, welfare, profitsharing, pension or retirement plan, program, agreement or arrangement, and each other "employee benefit plan" (within the meaning of Section 3(2) of ERISA, and the rules and regulations promulgated thereunder), that is maintained or contributed to or was maintained or contributed to at any time by or on behalf of the Company, or by any trade or business, whether or not incorporated, which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA (an "ERISA Affiliate"), within the last six (6) years, for the benefit of any employee, former employee, consultant, officer, or director of the Company or any ERISA Affiliate, but excluding any Multiemployer Plan (an "Employee Benefit Plan") and (ii) any existing "multiemployer plan"
(as defined in Section 3(37) of ERISA) covering any employees or former employees of the Company or under which the Company or any ERISA Affiliate has any liability (a "Multiemployer Plan").

               (b) With respect to each Employee Benefit Plan, Seller has heretofore made available to Purchaser true and complete copies of each of the following documents: (i) a copy of the Employee Benefit Plan (including all amendments thereto); (ii) a copy of the most recent annual report, if required under ERISA or other applicable Law, with respect to each such Employee Benefit Plan; (iii) a copy of the most recent actuarial report, if required under ERISA or other applicable Law, with respect to each such Employee Benefit Plan; (iv) a copy of that most recent Summary Plan Description, if required under ERISA with respect to each such Employee Benefit Plan; (v) if the Employee Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof; (vi) all contracts relating to any Employee Benefit Plan with respect to which the Company or any ERISA Affiliate may have any liability, including, without limitation, insurance contracts, investment management agreements, subscription and participation agreements and record keeping or other servicing or administration agreements; and (vii) the most recent determination letter received from the Internal Revenue Service with respect to each Employee Benefit Plan that is intended to be qualified under
Section 401 of the Code.

               (c) Except as disclosed on Schedule 4.18, no Employee Benefit Plan is a Multiemployer Plan, and the Company has no liability (including current or potential withdrawal liability) with respect to any Multiemployer Plan; each of the Employee Benefit Plans is, and has always been operated in all material respects in accordance with the requirements of all applicable Law.

               (d) No Employee Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any ERISA Affiliates for periods extending beyond their retirement or other termination of service (other than (i) group health plan continuation coverage mandated by applicable Law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company or an ERISA Affiliate or (iv) benefits the full cost of which is borne by the current or former employee (or his beneficiary)). No amounts payable under the Employee Benefit Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

               (e) Other than workers' compensation insurance, with respect to each Employee Benefit Plan that is funded wholly or partially through an insurance policy, and except as otherwise set forth in Schedule 4.18, there will be no liability of the Company or an ERISA Affiliate, as of the Closing Date, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

               (f) The consummation of the transactions contemplated by this Agreement will not (i) except pursuant to the agreements set forth in Schedule 4.18, entitle any current or former employee or officer of the Company or any of its subsidiaries to severance pay, unemployment compensation or any other similar payment, (ii) accelerate the time of payment or vesting or increase the amount of compensation due any such employee or officer, or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

         4.19 Compliance with Laws. Except as set forth on Schedule 4.19 hereto, Seller has in all material respects complied with and is in compliance with, Seller has not received notice of any violation of, and Seller is not aware of any investigation related to, any and all Laws regulating or relating to the Business or the Purchased Assets, including, without limitation, those relating to employment discrimination, occupational safety, conservation and corrupt practices, Environmental Laws, and any and all Orders of any Governmental Authority applicable to Seller, the Business or the Purchased Assets, through the Closing Date.

         4.20 Environmental Protection. Seller has obtained all Permits which are required under Environmental Laws. Seller is in material compliance with all terms and conditions of the required Permits, and is also in material compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. Seller is not aware of, nor has received written notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may materially interfere with or prevent continued compliance, or which may give rise to any material common law or legal liability, or otherwise form the basis of any material claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Substance. Without limiting the generality of the foregoing, with respect to any Real Property owned, leased or otherwise used by Seller in connection with the Business, except as set forth on
Schedule 4.20 hereto: (i) Seller has not nor, to the best knowledge of Seller, have any prior owners or operators of such premises used such premises for the generation, storage, transportation, treatment, disposal or handling of hazardous materials or substances, nor caused or suffered any spill, discharge, release or contamination of or by Hazardous Substances at, on or under such premises or any adjacent premises; (ii) there are not now any underground storage tanks located at, on or under such premises, nor has Seller removed any such tanks at, on or under such premises, nor, to the best knowledge of Seller, have there ever been such tanks at, on or under such premises; and (iii) to the best knowledge of Seller, the premises covered by the Property Lease do not contain any asbestos-containing materials.

         4.21 Permits. Attached hereto as Schedule 4.21 is a true and complete list of all Permits held by Seller which are related to the operation or ownership of the Business or the Purchased Assets (the "Material Permits"), and all applications for any such Material Permits which are pending. Except as disclosed on Schedule 4.21, (i) each of the Material Permits is transferable to Purchaser without the consent, waiver, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or, in the case of manufacturer permits, qualifications, certifications and licenses, the entity responsible for issuing such item, (ii) Seller has obtained and maintains all Material Permits and all Material Permits are in full force and effect and (iii) there is no action or proceeding which might result in a termination, suspension, limitation, revocation, impairment, forfeiture or nonrenewal of any such Permit nor, to the best knowledge of Seller, is there any fact or state of facts existing which might result in, nor is there any basis for, any such termination, suspension, limitation, revocation, impairment, forfeiture or nonrenewal.

         4.22 Compliance with Other Instruments. The Company is not in violation or default in any respect of any provision of its Articles of Organization or Limited Liability Company Operating Agreement or, except as set forth in Schedule 4.22, of any mortgage, indenture, agreement, instrument, or contract to which it is a party or by which it or any of the Purchased Assets is bound or, to the best knowledge of Seller, of any Order applicable to Seller or any of the Purchased Assets.

         4.23 Insurance. All property and liability insurance coverage presently in effect and relating to the Business and the Purchased Assets is listed on Schedule 4.23 ("Insurance Policies"). Except as disclosed on
Schedule 4.23, there are no pending or, to the best knowledge of Seller, threatened disputes with underwriters under any such Insurance Policies, and all premiums due and payable thereunder have been paid. Each Insurance Policy is valid and enforceable in accordance with its terms and in full force and effect. Seller has not received notice of any default, cancellation or nonrenewal under any such Insurance Policy, nor of any misrepresentation or inaccuracy in any application therefor, which default, misrepresentation or inaccuracy would give the insurer the right to terminate such Insurance Policy or to refuse to pay a claim thereunder. Except for claims set forth on Schedule 4.23, as of the date hereof there is no outstanding unpaid claim or claims against Seller under the Insurance Policies relating to the Business or the Purchased Assets. Schedule
4.23 sets forth all claims related to the Business or the Purchased Assets and made by the Company under any insurance policy during the three (3) years preceding the Closing Date.

         4.24 Litigation. Except as set forth on Schedule 4.24 hereto, there is no action, suit, arbitration, or other legal or administrative proceeding or investigation before any Governmental Authority pending or threatened against or otherwise affecting Seller, the Business, or the Purchased Assets. To the best knowledge of Seller, there is no fact or state of facts which might result in, nor is there any basis for, any such action, suit, arbitration, or other proceeding or investigation. Except as set forth in Schedule 4.24 hereto, Seller is not a party to, nor is the Business or the Purchased Assets subject to, any Order of any Governmental Authority. Except as set forth on Schedule 4.24 hereto, there is no action, suit, arbitration, or other proceeding by Seller currently pending or that Seller currently intends to initiate. Schedule 4.24 sets all legal proceedings in which any Seller has been a party within the three
(3) years preceding the Closing Date, together with a detailed description of the current status of each legal proceeding. Purchaser has been provided on or prior to the Closing Date true and complete copies of all complaints, pleadings and filings related to all currently pending legal proceedings, in each case as amended.

         4.25 Customers. Attached hereto as Schedule 4.25 is a true and complete list of Seller's customers in terms of Seller's sales for the calendar year ended December 31, 2001. None of the customers listed on Schedule 4.25 have indicated to Seller that they do not intend to continue their existing relationships with Seller after the transactions contemplated hereby.

         4.26  Investment Representations.  Each Seller:

               (a) Is an "accredited investor," and has not retained or consulted with any "purchaser representative" (as such terms are defined in Rule 501 of Regulation D promulgated under the Securities Act in connection with its execution of this Agreement and the consummation of the transactions contemplated hereby;

               (b) Has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Parent Stock;

               (c) Will acquire any Parent Stock for its own account for investment and not with the view toward resale or redistribution in a manner which would require registration under the Securities Act, the Texas Securities Act, as amended, or the securities laws of any other state, and no Seller presently has any reason to anticipate any change in its respective circumstances or other particular occasion or event which would cause such Seller to sell its Parent Stock, or any part thereof or interest therein, and Sellers have no present intention of dividing the Parent Stock with others or reselling or otherwise disposing of the Parent Stock or any part thereof or interest therein either currently or after the passage of a fixed or determinable amount of time or upon the occurrence or nonoccurrence of any predetermined event or circumstance;

               (d) In connection with entering into this Agreement and the other documents to which each Seller is a party, and in making the investment decisions associated therewith, Sellers have neither received nor relied on any representations or warranties from Parent, Purchaser, the Affiliates of the foregoing or the officers, directors, shareholders, employees, partners, managers, members, agents, consultants, personnel or similarly related parties of any of the foregoing, other than those representations and warranties contained in this Agreement;

               (e) Is able to bear the economic risk of an investment in the Parent Stock and it has sufficient net worth to sustain a loss of its entire investment without material economic hardship if such a loss should occur; and

               (f) Acknowledges that the Parent Stock has not been registered under the Securities Act, or the securities laws of any of the states of the United States, that an investment in the Parent Stock involves a high degree of risk, and that the Parent Stock is an illiquid investment.

         4.27 Restricted Securities. Each Seller understands that the Parent Stock may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Parent Stock or an available exemption from registration under the Securities Act, the Parent Stock must be held indefinitely.

         4.28 No Previous Names. The Company has not transacted business in any jurisdiction using a legal or assumed name other than "Frontline Communications" or "Medilink International."

         4.29 No Personal Assets. Foster represents and warrants that the Purchased Assets are owned solely by the Company and that he does not own any direct or indirect interest in any Purchased Asset other than his membership interest in the Company.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                             OF PARENT AND PURCHASER

         Each of Parent and Purchaser, jointly and severally, hereby represents and warrants to Seller, as of the Closing Date, as follows:

         5.1 Organization; Standing; Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, and has all requisite power and authority to carry on its business as conducted and as proposed to be conducted. Each of Parent and Purchaser is duly qualified to transact business and is in good standing as a foreign corporation, in each jurisdiction in which the character of the property owned or the nature of the business transacted by it makes such qualification necessary.

         5.2 Corporate Authority. Each of Parent and Purchaser has full power and authority to execute and deliver this Agreement and the documents and instruments to be executed and delivered by it pursuant hereto and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the documents and instruments to be executed and delivered by it pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the directors of Parent and the managers of Purchaser, do not require any further corporate or limited liability company proceedings on the part of Parent or Purchaser, respectively, and do not and will not violate or conflict with the charter documents of Parent or Purchaser. This Agreement and the documents and instruments to be executed and delivered by it pursuant hereto have been and will be duly and validly executed and delivered by Parent and Purchaser and this Agreement, and the documents and instruments to be executed and delivered by it pursuant hereto constitute valid and binding agreements of Parent and Purchaser, enforceable against each in accordance with their terms, except to the extent to which such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights.

         5.3 Consents and Approvals; No Violations. The execution and delivery by Parent and Purchaser of this Agreement and the other documents and instruments to be executed and delivered by it pursuant hereto, and the consummation of the transactions contemplated hereby and thereby will not (i) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, amendment, acceleration, cancellation, suspension, impairment, forfeiture or nonrenewal under, any of the terms, conditions or provisions of any agreement, instrument or obligation by which Parent or Purchaser or any of their assets or properties is bound, result in a violation of any Laws or any Order of any Governmental Authority by which Parent or Purchaser is bound.

         5.4 Issuance of Stock. The shares of Parent Stock to be issued in connection with the transactions contemplated by this Agreement have been duly authorized and, when issued as contemplated hereby, will be validly issued, fully paid and non-assessable, and not subject to any preemptive rights.

         5.5 Non-Competition Agreement. Breach of this Agreement by Purchaser shall result in the immediate termination of the Non-Competition Agreement, dated the Closing Date, by and between the Purchaser and Foster.

                                   ARTICLE VI
                                     CLOSING

         6.1 Closing Date. The transactions contemplated by this Agreement shall be consummated at a closing (the "Closing"), which shall be held at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 300 West 6th Street,
Suite 2100, Austin, Texas 78701, at 10:00 a.m. on the date hereof, except as may be otherwise mutually agreed in writing by the parties hereto. The date on which the Closing actually occurs is referred to herein as the "Closing Date".

                                   ARTICLE VII
                    CONDITIONS TO OBLIGATIONS OF THE PARTIES

         7.1 Conditions to Obligations of Purchaser. The obligations of Purchaser under this Agreement to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or before the Closing Date, of each of the following conditions (unless specifically waived in writing by Purchaser):

               (a) Representations and Warranties. The representations and warranties of Seller contained in this Agreement and in any other document or instrument to be executed and delivered by it pursuant hereto shall be true in all material respects on and as of the Closing Date.

               (b) Performance. Seller shall have performed and complied with all agreements, obligations, covenants and conditions contained in this Agreement and in any other document or instrument to be executed and delivered by it pursuant hereto that are required to be performed or complied with by it on or before the Closing Date.

               (c) Proceedings and Documents. All limited liability company and other proceedings of Seller (including all actions of its managers and members) in connection with this Agreement and the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser, and Purchaser shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

               (d) Consents and Approvals. Except as disclosed under Schedule 4.3, all consents, approvals, authorizations, exemptions and waivers from third parties and Governmental Authorities that are required by Law or which are necessary in order to enable Purchaser to consummate the transactions contemplated hereby and to operate the Business substantially in the same manner in which Seller has operated the Business prior to the date hereof shall have been duly obtained and shall be effective on and as of the Closing Date. Without limiting the generality of the foregoing, Purchaser shall have obtained (i) all Material Permits registered in its own name, (ii) the written consent, waiver or approval to the assignment of each of the Contracts (including the Property Lease) by the counterparty thereto to the extent required thereunder, (iii) a consent to transfer of the Purchased Assets from each of the lenders under the Line of Credit, and each of the holders of any other debt secured by liens against any of the Purchased Assets; provided further that all consents executed by parties pursuant to this clause (iii) must contain an agreement to promptly file any release of liens or similar documentation with the appropriate authorities evidencing the release of all liens encumbering any of the Purchased Assets.

               (e) Deliveries at Closing. Seller shall have executed and delivered to Purchaser such assignments, registrations, endorsements, bills of sale, assignments and other instruments of transfer and conveyance, and such other agreements, instruments, certificates and documents, all in form and substance reasonably satisfactory to Purchaser, as shall be effective to vest in Purchaser all of the right, title and interest of Seller in and to the Purchased Assets free and clear of all Encumbrances, and as shall be necessary to fully effectuate the transactions contemplated hereby. Seller shall also deliver to Purchaser (i) a true and complete list of all open orders as of the date of the Closing and (ii) all Books and Records (or accurate and complete copies thereof), and shall use its best efforts to take all such steps as may be necessary to put Purchaser in actual possession and operating control of the Business and the Purchased Assets.

               (f) Opinion of Seller's Counsel. Purchaser shall have received from Gassman & Associates, P.A., counsel for Seller, an opinion addressed to Purchaser, dated the Closing Date, in substantially the form attached hereto as Exhibit A.

               (g) Certificate of Executive Officer of Seller. Purchaser shall have received a certificate, dated the Closing Date, executed by Foster as President of the Company, certifying that each of the conditions set forth in
Section 7.1(a), (b), (d) and (h) has been satisfied.

               (h) No Material Adverse Changes. Since December 31, 2001 through the Closing Date, there shall not have occurred any damage to, or destruction or loss of, any of the Purchased Assets, whether or not covered by insurance, nor shall there have occurred any other event or condition, any of the foregoing of which has had or may reasonably be expected, on the Closing Date, to have a material adverse effect on the Business or the Purchased Assets.

               (i) No Prohibition. No Law or Order of any Governmental Authority shall be in effect which restrains or prohibits Purchaser from consummating the transactions contemplated hereby or which renders it unlawful to consummate such transactions.

               (j) Creditor Releases. Purchaser shall have received, in form and substance reasonably satisfactory to Purchaser, full releases from each person holding a lien, claim or encumbrance against any Purchased Asset, including, without limitation, the appropriate release filings necessary to evidence the release of the liens in any jurisdiction in which a lien filing was originally made.

               (k) Closing Balance Sheet. Seller shall have delivered a projected Closing Balance Sheet accompanied by an officer's certificate executed by Foster certifying as to the accuracy and completeness of the amounts contained therein and explaining any material discrepancies from the Interim Balance Sheet, all of which must be acceptable to the Purchaser in its sole discretion.

               (l) Lease Agreement. On or before the Closing Date: (i) the Company and Foster Real Estate Holdings Limited Partnership shall terminate the existing real property lease agreement for the lease of the Premises; and (ii) Foster Real Estate Holdings Limited Partnership and Purchaser shall execute an original Leased Real Property agreement for purposes of leasing the Premises to Purchaser, in accordance with terms and conditions reasonably acceptable to Purchaser and attached hereto as Exhibit B.

               (m) Noncompetition Agreement. Foster shall have executed and delivered the Noncompetition Agreement, dated the Closing Date, in the form attached hereto as Exhibit C.

               (n) Payoff Letter. The Company shall have delivered the Line of Credit payoff letter.

               (o) Employment Agreement. Foster shall have executed and delivered the Employment Agreement, dated the Closing Date, by and between Purchaser and Foster in the form attached hereto as Exhibit D.

               (p) Sherr Employment. Jonathan Sherr shall have executed and delivered that certain Employment Agreement, dated the Closing Date, by and between Purchaser and Jonathan Sherr.

         7.2 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby shall be, at the option of Seller, subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions:

               (a) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement and in any other document or instrument to be executed and delivered by it pursuant hereto shall be true in all material respects on and as of the Closing Date.

               (b) Performance. Purchaser shall have performed and complied with all agreements, obligations, covenants and conditions contained in this Agreement and in any other document or instrument to be executed and delivered by it pursuant hereto that are required to be performed or complied with by it on or before the Closing Date.

               (c) Proceedings and Documents. All limited liability company and other proceedings of Purchaser (including all actions of its managers) in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to Seller, and Seller shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

               (d) Deliveries at Closing. Purchaser shall have executed and delivered to Seller such assumption and other agreements, instruments, certificates and other documents, all in form and substance reasonably satisfactory to Seller, as shall be necessary to fully effectuate the transactions contemplated hereby.

               (e) Payment of Purchase Price. Seller shall have received payment of the Purchase Price in the manner set forth in Section 3.1 hereof.

               (f) No Prohibition. No Law or Order of any Governmental Authority shall be in effect which restrains or prohibits Seller from consummating the transactions contemplated hereby or which renders it unlawful to consummate such transaction.

               (g) Real Estate Lease. On or before the Closing Date: (i) the Company and Foster Real Estate Holdings Limited Partnership shall terminate the existing real property lease agreement for the lease of the Premises; and (ii) Foster Real Estate Holdings Limited Partnership and Purchaser shall execute an original Leased Real Property agreement for purposes of leasing the Premises to Purchaser, in accordance with terms and conditions reasonably acceptable to Purchaser and attached hereto as Exhibit B

               (h) Employment Agreement. Purchaser shall have executed and delivered the Employment Agreement, dated the Closing Date, by and between Purchaser and Foster in the form attached hereto as Exhibit D.

                                  ARTICLE VIII
                                 INDEMNIFICATION

         8.1 Survival. The representations, warranties covenants and other agreements of the parties contained herein, or in any signed writing delivered pursuant hereto or in connection herewith shall survive the Closing.

         8.2   Indemnification by Seller.

               (a) Seller, jointly and severally, shall indemnify Purchaser and its Affiliates, partners, principals, officers, managers, members, employees, independent contractors, agents and representatives, in their capacities as such, and the successors, heirs and personal representatives of any of them (collectively, "Purchaser Indemnified Parties") against and hold them harmless from any and all damage, claim, loss, liability and expense (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses) (collectively, "Damages") incurred or suffered by any Purchaser Indemnified Party arising out of or relating to (i) any breach of any representation, warranty, covenant or other agreement of any Seller contained herein (ii) the Excluded Liabilities, (iii) the ownership, operation and use of the Business or Purchased Assets before the Closing (including, without limitation, the employment of or dealings with the Employees by Seller prior to the Closing), or (iv) the non-compliance by Seller with any applicable bulk transfer provisions of the Florida Uniform Commercial Code.

               (b) No claim for indemnification shall be made by a Purchaser Indemnified Party hereunder unless and until the aggregate amount of Damages exceeds $50,000 (the "Minimum Amount"); provided, however, that at such time as the aggregate amount of the Damages exceeds the Minimum Amount, a Purchaser Indemnifed Party may assert a claim for the full amount of such Damages, in excess of $25,000.

               (c) The maximum aggregate amount of the liability of Seller pursuant to this Section shall be equal to the Purchase Price.

         8.3   Indemnification by Purchaser.

               (a) Purchaser shall indemnify Seller and its Affiliates, partners, principals, officers, directors, employees, independent contractors, agents and representatives, in their capacities as such, and the successors, heirs and personal representatives of any of them (collectively, the "Seller Indemnified Parties") against and hold them harmless from any and all Damages incurred or suffered by any Seller Indemnified Party arising out of or relating to (i) any breach of any representation, warranty, covenant or other agreement of Purchaser contained herein, (ii) the ownership of the Business or Purchased Assets on or after the Closing or (iii) the Assumed Liabilities from and after the Closing Date.

               (b) No claim for indemnification shall be made by a Seller Indemnified Party hereunder unless and until any or all Damages exceeds the Minimum Amount; provided, however, that at such time as the aggregate amount of the Damages exceeds the Minimum Amount, a Seller Indemnified Party may assert a claim for the full amount of such Damages, in excess of $25,000.

               (c) The maximum aggregate amount of the liability of Purchaser pursuant to this Section shall be the Purchase Price.

         8.4 Indemnification; Notice and Settlements. A party seeking indemnification pursuant to Sections 8.2 or 8.3 (an "Indemnified Party") with respect to a claim, action or proceeding by a person who is not a Purchaser Indemnified Party or a Seller Indemnified Party shall give prompt written notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any action or proceeding, in respect of which indemnity may be sought hereunder; provided that the failure to give such notice shall not affect the Indemnified Party's rights to indemnification hereunder, unless such failure shall prejudice in any material respect the Indemnifying Party's ability to defend such claim, action or proceeding. The Indemnifying Party shall have the right to assume the defense of any such action or proceeding at its expense, with counsel approved by the Indemnified Party (which approval will not be unreasonably withheld). If the Indemnifying Party shall elect not to assume the defense of any such action or proceeding, or fails to make such an election within 20 days after it receives such notice pursuant to the first sentence of this Section 8.4, the Indemnified Party may assume such defense at the expense of the Indemnifying Party. The Indemnified Party shall have the right to participate in (but not control) the defense of an action or proceeding defended by the Indemnifying Party hereunder and to retain its own counsel in connection with such action or proceeding, but the fees and expenses of such counsel shall be at the Indemnified Party's expense unless (i) the Indemnifying Party and the Indemnified Party have mutually agreed in writing to the retention of such counsel or (ii) the named parties in any such action or proceeding (including impleaded parties) include the Indemnifying Party and the Indemnified Party, and representation of the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict (in which case the Indemnifying Party shall not be permitted to assume the defense of such claim, action or proceeding); provided that, unless otherwise agreed by the Indemnifying Party, if the Indemnifying Party is obligated to pay the fees and expenses of such counsel, the Indemnifying Party shall be obligated to pay only the fees and expenses associated with one attorney or law firm (plus local counsel as required), as applicable, for the Indemnified Party. An Indemnifying Party shall not be liable under Section 8.2 or 8.3 for any settlement effected without its written consent, which consent will not be unreasonably withheld, of any claim, action or proceeding in respect of which indemnity may be sought hereunder.

                                   ARTICLE IX
                              ACTIONS AFTER CLOSING

         9.1 Access to Books and Records. From and after the Closing Date, Purchaser shall maintain such books and records of the Business as have been delivered to it by Seller for a period of seven (7) years and shall provide Seller and its representatives reasonable access thereto in order to enable Seller to (a) prepare its financial statements, (b) prepare its tax returns,
(c) respond to tax audits, claims and assessments and (d) perform any other acts reasonably related to Seller's former interest in the Business.

         9.2 Further Assurances. Whenever and so often as requested by Purchaser, Seller will promptly execute and deliver or cause to be executed and delivered all such other and further instruments, documents or assurances, and promptly do or cause to be done all such other and further things, as may be necessary and reasonably required in order to further and more fully vest in Purchaser all rights, interests, powers, benefits, privileges and advantages conferred or intended to be conferred by this Agreement. In addition, Seller agrees that it shall take all reasonable actions requested by Purchaser or its Affiliates in order to transfer Warranties to the extent such Warranties require third party consent and have not been transferred with the Purchased Assets at Closing.

         9.3 Mail Received After Closing. From and after the Closing, Purchaser may receive and open all mail addressed to Seller and deal with the contents thereof in its sole discretion to the extent that such mail or the contents thereof relate to the Business, the Purchased Assets or the Assumed Liabilities. Seller shall have reasonable access during regular business hours to any mail described under this Section 9.3, in order to enable Seller to
(a) prepare its financial statements, (b) prepare its tax returns, (c) respond to tax audits, claims and assessments and (d) perform any other acts reasonably related to Seller's former interest in the Business.

         9.4 Employees. (a) As of the time immediately following the Closing (and without limiting Purchaser's rights described in the proviso below) Purchaser agrees to assume the employment of all of the Employees, with reasonable compensation and benefit plans, programs and policies and fringe benefits consistent with Purchaser's policies as in effect on the Closing Date; provided, however, that notwithstanding the Employment Agreements attached to
Schedule 4.17, nothing contained herein shall preclude Purchaser from, any time after the Closing Date, terminating or otherwise changing the terms of employment of any Employee or any such compensation and benefit plans, programs, policies or fringe benefits, in its sole discretion.

               (b) Notwithstanding anything to the contrary herein contained, no Employee or former Employee is or shall be construed as a third party beneficiary under this Section or any other provision of this Agreement, the provisions of which may hereinafter be amended at any time in accordance with
Section 10.5 hereof.

         9.5 Transfer Restrictions; Legend Certificates. (a) Seller shall not transfer any Parent Stock (or interest therein) if such action would constitute a violation of any federal or state securities or "blue sky" laws. Any attempt to transfer any Parent Stock (or interest therein) not in accordance with this Section shall be null and void and neither Parent nor any transfer agent of such Parent Stock shall transfer upon the books of Parent any Parent Stock to any person unless such transfer or attempted transfer is permitted by this Agreement. Each Seller acknowledges that it has been advised of the promulgation of Rule 144 by the Securities and Exchange Commission (the "Commission") under the Securities Act which permits only limited resales of securities purchased in private placements subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the issuer, the resale occurring not less than one (1) year after a party has purchased and paid for the security to be sold, the sale being through a broker in a "broker's transaction," and the number of shares being sold during any period not exceeding specified limitations. Each Seller acknowledges and understands that (1) Parent may not at a given time in the future be satisfying the current public information requirement of Rule 144 even if the one year minimum holding period has been satisfied; and (2) although Rule 144 is not the exclusive means provided for the sale of the Parent Stock, the Staff of the Commission has expressed its opinion that persons proposing to sell securities received in a private placement other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available. Each Seller further agrees that Parent may condition any transfer of the Parent Stock out of Seller's name only when any request for transfer is accompanied by an opinion of counsel acceptable in form and substance to Parent's counsel to the effect that the proposed transfer results in no violation of the Securities Act, or any other applicable securities laws. Each Seller agrees that a legend to this effect shall be placed upon each certificate representing the Parent Stock. Each Seller further agrees that Parent may condition any transfer of the Parent Stock out of Seller's name upon a determination, to the reasonable satisfaction of Parent and its counsel, that the proposed transfer results in no violation of the Securities Act or any other applicable securities laws and Parent shall not unreasonably delay approval.

               (b) Each stock certificate delivered by Purchaser to Seller will be imprinted with legends substantially in the following form:

               The shares this certificate represents have not been registered under the Securities Act. Such shares have been acquired for investment purposes and may not be offered for sale, sold, delivered after sale, transferred, pledged, or hypothecated in the absence of an effective Registration Statement filed by the issuer with the Securities and Exchange Commission covering such shares under the Securities Act or UPON A DETERMINATION, TO THE REASONABLE SATISFACTION OF THE ISSUER, that such registration is not required.

         Each holder desiring to transfer such shares first must furnish the issuer with evidence reasonably satisfactory to the issuer that the proposed transfer results in no violation of the Securities Act or any other applicable securities laws, but only to the extent that Seller provides reasonable notice to issuer to allow issuer to conduct reasonable diligence into the legality of the transfer under federal and state securities laws.

         (c) If Seller believes that Parent has acted unreasonable in failing to approve any transfer of Parent Stock, then each holder desiring to transfer such shares first must furnish the issuer with (i) a written opinion reasonably satisfactory to the issuer in form and substance from counsel satisfactory to the issuer under the Securities Act or any other applicable securities laws, and
(ii) a written undertaking executed by the desired transferee reasonably satisfactory to the issuer in form and substance agreeing to be bound by the restrictions on transfer contained herein.

         9.6 Maintenance Of and Set-Off Against Holdback Amount. At Closing, the Purchaser shall fund the Holdback Amount in an interest bearing account with Bank of America (the bank where the account will be funded).

               (a) Purchaser shall hold Holdback Amount in escrow in accordance with the provisions of this Agreement. All interest incurred during the Holdback Period, shall inure to the Seller, except to the extent that offset rights of the Buyer exceed the balance of the Holdback Amount.

               (b) To the extent included under Schedule 4.9, Purchaser shall have the right to assign accounts receivables at least ninety (90) days past due back to Seller and set-off the dollar amount of such receivables (on a dollar-for-dollar basis) against amounts withheld under Section 3.1(b)(iv). In the event Seller forfeits money by reason of uncollectible Accounts Receivable, Seller shall receive the actual receivables and assignment of all rights of collection with reasonable cooperation from Purchaser if they continue to service the account.

               (c) Amounts owed under Section 8.2 (subject to Section 8.2(b)) to any Purchaser Indemnified Party shall first be satisfied by set-off (on a dollar-for-dollar basis) against amounts withheld under Section 3.1(b)(iv). The parties acknowledge that the Holdback Amount shall not be drawn upon until the Minimum Amount has first been satisfied.

               (d) Any Holdback Amount that has not been set-off, or is not being withheld, to satisfy any claims asserted (regardless of whether finally resolved) pursuant to this Section on or prior to the expiration of the Holdback Period, plus all remaining interest related thereto, shall be distributed by Purchaser to Seller or Seller's designee.

         9.7 Name of Company. Prior to the Closing Date, the Company shall have caused its name to be changed to another name not confusingly similar to its present name "Frontline Communications," or any similar names from or after the Closing Date. Seller shall cease all use of such names without obtaining the prior written consent of Purchaser in each instance. Seller also agrees that it shall not be permitted to use its former name "Medilink International Corp.," or any similar names from or after the Closing Date.

         9.8 Assignment of Interest. If, after the Closing, it is determined that any Purchased Asset is owned by Foster, personally or through an intermediary, Foster covenants that he will use his best efforts to immediately assign and transfer all such ownership rights to Purchaser.

         9.9 Company Services. After Closing, the Company shall provide Purchaser all reasonable and necessary services that require licensing in the ordinary course of the Business; provided that, Purchaser shall apply for any and all such licenses in a timely manner following the later of: (a) the Closing Date, or (b) the date upon which the Purchaser determines that such license will be necessary for the conduct of the Business.

                                    ARTICLE X
                                  MISCELLANEOUS

         10.1 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, the documents and instruments to be executed and delivered pursuant hereto and the confidentiality agreement between the parties constitute the entire agreement among the parties with respect to the subject matter hereof, supercede all prior agreements and understandings among the parties with respect thereto, and no party shall be liable or bound to any other party in any manner by any promises, conditions, warranties, representations, or covenants except as specifically set forth herein or therein.

         10.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties; provided, however, that no party may assign this Agreement without prior written consent of the other. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

         10.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, excluding its conflicts of law principles.

         10.4 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

         10.5 Amendments and Waivers. This Agreement may not be modified, nor may any term or provision hereof be waived or discharged, except by an instrument in writing signed by the party against whom enforcement of such modification, waiver or discharge is sought. No such waiver or discharge shall be deemed to be or shall constitute a waiver or discharge with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or discharge shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or discharge.

         10.6 Arbitration. Any controversy between the parties regarding this Agreement and any claims arising out of this Agreement or its breach shall be submitted to binding arbitration by either party. The arbitration proceedings shall be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Such arbitrator shall be a practicing attorney with AV ratings in the Martindale-Hubbell Directory with an extensive business background or experience. The arbitration shall be conducted in Atlanta, Georgia and the arbitrator shall have the right to award actual damages and attorney fees and costs, but shall not have the right to award punitive or exemplary damages against either party.

         Each party will cooperate fully with respect to sharing of information in all arbitration proceedings. Within 10 days of the appointment of the panel of arbitrators, each party shall send to each other party copies of all documents, agreements, contracts, reports, charts, correspondence, notes, files, photographs, videotapes, audiotapes, and any other tangible thing that might be relevant to the issues pending in arbitration. Additionally, within 10 days of the appointment of the panel of arbitrators, each party shall send to each other party a list of the names, addresses, and telephone numbers of fact witnesses and expert witnesses who have information that might be relevant to the issues pending in arbitration. The party preparing the list shall also indicate which witnesses it plans to call in the arbitration hearing. Any documents claimed by a party to be privileged and exempt from discovery (as provided under the applicable Rules of Civil Procedure) must be identified by the party claiming the privilege. Any document not so identified shall be considered to be not exempt and shall be provided to each other party as provided above. Each party shall be required to update its automatic disclosure as new information that might be relevant to the issues in arbitration is learned by that party. In addition to the initial and updated automatic disclosure, each party may engage in discovery in the form of written interrogatories, depositions of witnesses, and requests for the production, inspection, and copying of documents to the same extent as allowed by the applicable Rules of Civil Procedure. The time for responding to discovery requests shall be 10 days. The costs, including attorney's fees, of obtaining any information by way of interrogatory, deposition, or request for production that should have been provided by the other party by way of automatic disclosure shall be borne by the party who failed to make full automatic disclosure as provided above. The arbitration panel shall decide any disputes regarding discovery, on a conservative standard.

         10.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.8 Captions. The table of contents, headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         10.9 Certain References. The term "herein," "hereof" "hereunder" or similar terms used in this Agreement refer to this entire Agreement and not to the particular provision in which the term is used. Unless otherwise stated, all references herein to Articles, Sections, subsections or other provisions are references to Articles, Sections, subsections or other provisions of this Agreement.

         10.10 Interpretation. The parties hereto acknowledge and agree that:
(i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

         10.11 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given (i) upon delivery, if delivered personally, (ii) three (3) Business Days after deposit in the United States mail, if sent by registered or certified mail, return receipt requested, postage prepaid (provided that such method of notice shall be acceptable only if posted in the United States to a United States address), (iii) the second business day after deposit with a nationally recognized overnight courier service, if sent by courier service, or
(iv) upon confirmation of receipt, if sent by facsimile transmission, and, in any case, properly addressed to the parties as follows:

IF TO PARENT:        Prime Medical Services, Inc.
                     1301 Capital of Texas Hwy., Suite C-300
                     Austin, Texas 78746
                     Attn: Brad A. Hummel, President and Chief Executive Officer
                     Telecopier:  (512) 328-8510

                     with a copy to (which shall not constitute notice):

                     Akin, Gump, Strauss, Hauer & Feld, LLP
                     300 West 6th Street, Suite 2100
                     Austin, Texas 78701
                     Attn:  Timothy L. LaFrey
                     Telecopier:  (512) 703-1111

IF TO PURCHASER:     Prime Kidney Stone Treatment, Inc.
                     1301 Capital of Texas Hwy., Suite C-300
                     Austin, Texas 78746
                     Attn:  President
                     Telecopier:  (512) 328-8510

                     with a copy to (which shall not constitute notice):

                     Akin, Gump, Strauss, Hauer & Feld, LLP
                     300 West 6th Street, Suite 2100
                     Austin, Texas 78701
                     Attn: Timothy L. LaFrey
                     Telecopier: (512) 703-1111

IF TO SELLER:        Clarence P. Foster, Jr.
                     7101 Savoy Court
                     Seminole, Florida  33776
                     Telecopier: (____)

                     with a copy to (which shall not constitute notice):

                     Gassman & Associates, P.A.
                     1245 Court Street, Suite 102
                     Clearwater, Florida 33756
                     Attn: Alan S. Gassman
                     Telecopier: (727) 443-5829

or to such other address or addresses as a party may from time to time designate as to itself, by notice as provided herein, provided that any such notice shall be deemed effectively given only upon receipt.

         10.12 Finders' Fees. Each party represents to the other that it neither is nor will be obligated to pay any finder's fee, brokerage commission or similar fee in connection with this transaction, and that it has dealt with no finder, broker or other third party in connection with this transaction. Purchaser agrees to indemnify and hold harmless Seller from any liability for any commission or compensation in the nature of a finder's fee, brokerage commission or similar fee (and the costs and expenses, including, without limitation, reasonable attorneys' fees, of defending against such liability or asserted liability) incurred by Seller, including any arising out of any breach of Purchaser's foregoing representation. Seller agrees to indemnify and hold harmless Purchaser and its affiliates from any liability for any commission or compensation in the nature of a finder's fee, brokerage commission or similar fee (and the costs and expenses, including, without limitation, reasonable attorneys' fees, of defending against such liability or asserted liability) incurred by Purchaser arising out of any breach of Seller's foregoing representation. The provisions of this Section shall survive the Closing or any termination of this Agreement.

         10.13 Expenses. Each of the parties shall bear its own expenses, including but not limited to counsel and accounting fees, in connection with the transactions contemplated hereby. Seller agrees to pay any documentary, stamp or transfer taxes that may be payable in connection with the execution, delivery and performance of this Agreement or the transfer of any or all of the Business or the Purchased Assets, and shall indemnify Purchaser against any liability for payment thereof and shall furnish to Purchaser evidence of payment upon request. Seller shall prepare and file any required tax returns and other required documents with respect to such taxes.

                            [SIGNATURE PAGE FOLLOWS]

                                 SIGNATURE PAGE
                                       TO
                            ASSET PURCHASE AGREEMENT

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                             FRONTLINE COMMUNICATIONS, L.L.C.


                             By:
                                  --------------------------------------------
                                  Clarence P. Foster, Jr.
                                  President



                             --------------------------------------------------
                             Clarence P. Foster, Jr.


                             PRIME MEDICAL SERVICES, INC.


                             By:
                                  --------------------------------------------
                                  Brad A. Hummel
                                  President and Chief Executive Officer


                             PRIME KIDNEY STONE TREATMENT, INC.


                             By:
                                  --------------------------------------------
                                  John Barnidge
                                  Vice President

                                   SCHEDULE 1

                            REAL PROPERTY DESCRIPTION

                                    EXHIBIT A

                             SELLER'S LEGAL OPINION

                                    EXHIBIT B

                           REAL ESTATE LEASE AGREEMENT

                                    EXHIBIT C

                            NON COMPETITION AGREEMENT

                                    EXHIBIT D

                              EMPLOYMENT AGREEMENT